Execution Version
Exhibit 2.1
SECOND AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
This First Amendment to Agreement and Plan of Merger (this “Amendment”) is made as of July 15, 2023 (the “Effective Date”) by and among Bionano Genomics, Inc., a Delaware corporation (“Parent”), and Soheil Shams, as the Securityholders’ Representative (“Securityholders’ Representative”).
Recitals
A.Parent, Starship Merger Sub I, Inc., a California corporation and a wholly owned subsidiary of Parent, Starship Merger Sub II, LLC, a California limited liability company and a wholly owned subsidiary of Parent, BioDiscovery, Inc., a California corporation, and Securityholders’ Representative entered into that certain Agreement and Plan of Merger, dated October 8, 2021 (the “Agreement”);
B.Parent and Securityholders’ Representative desire to amend the Agreement on the terms and subject to the conditions set forth herein; and
C.Pursuant to Section 10.1 of the Agreement, the Agreement may only be amended by an instrument in writing signed on behalf of Parent and the Securityholders’ Representative after the Closing.
Agreement
Now, Therefore, in consideration of the mutual covenants and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Capitalized Terms. All capitalized terms used but not defined in this Amendment have the meanings set forth in the Agreement. From and after the date hereof, all references to the “Agreement” in the Agreement shall mean the Agreement as amended by this Amendment.
2.Amendments to the Agreement.
(a)As of the Effective Date, the defined term “Milestone” in Exhibit A of the Agreement is hereby amended and restated in its entirety as follows: “Milestone” shall mean achievement of a commercially released version of the Company’s Nx Clinical software that allows users the ability to visualize, interpret, annotate, and report all classes of structural variants supported by Optical Genome Mapping (OGM) data and AOH/cnLOH as of the Closing; provided that such achievement occurs on or before September 15, 2023 or within such later date as mutually agreed to by the parties hereto in writing.
(b)As of the Effective Date, the defined term “Payment Term” in Exhibit A of the Agreement is hereby amended and restated in its entirety as follows: “Payment Term” shall mean the period following the Closing Date through September 15, 2023.
(c)As of the Effective Date, subsection (a) of Section 1.18 (Milestone Consideration) is hereby amended and restated as follows: Within fifteen days following achievement of the Milestone during the Payment Term, Parent shall notify the Securityholders’ Representative that the Milestone has been achieved, and no later than October 2, 2023, provided there is the achievement of the Milestone (subject to delivery and finalization (in accordance with Section 1.16(f) (Exchange/Payment)) of the updated Closing Payment Schedule as set forth in the next sentence), Parent shall deliver, or cause to be delivered, to the Participating Securityholders or the Payment Agent and/or Merger Sub II Surviving Company for the benefit of the Participating Securityholders, in Parent’s sole discretion, pursuant to the distribution mechanics set forth in Section 1.5 (Conversion of Shares), Section 1.6 (Treatment of Company Options) and Section 1.16 (Exchange Payment), as applicable, the Milestone Consideration. Promptly following receipt of notice of achievement of the Milestone and prior to delivery of any Milestone Consideration to the Participating Securityholders, the Securityholders’ Representative shall deliver to Parent an updated Closing Payment Schedule (which need not be certified) setting forth the portion of the Milestone Consideration payable to each Participating Securityholder. The Milestone Consideration shall only be payable once, upon the first occurrence of the Milestone, and no additional payment will be due in the event of any repeated occurrence of the Milestone. No Milestone Consideration shall be payable with respect to the Milestone if first achieved after the end of the Payment Term.
3.Conflict; Ratification. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the parties hereto.
4.Limited Effect. The amendments contained herein will not be construed as an amendment to or waiver of any legal rights, other provisions of the Agreement, of any other agreement among the parties hereto, or as a waiver of or consent to any further or future action on the part of any party hereto that would require the waiver or consent of the other parties hereto.
5.Binding Effect; Governing Law; Entire Agreement. This Amendment shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties hereto. The choice of law provisions in the Agreement remain in force and effect and govern this Amendment. This Amendment constitutes the sole and entire agreement between the parties with respect to the subject matter contained herein.
6.Counterparts. This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be as effective as delivery of an original executed counterpart of this Amendment.
[Signature Page Follows]

In Witness Whereof, the parties have executed this Amendment in all applicable capacities effective as of the Effective Date.

PARENT:
Bionano Genomics, Inc. By: _/s/ R. Erik Holmlin, Ph.D.____________ Name: R. Erik Holmlin, Ph.D. Title: President and Chief Executive Officer

    (Signature Page to Second Amendment to Agreement and Plan of Merger)

In Witness Whereof, the parties have executed this Amendment in all applicable capacities effective as of the Effective Date.

SECURITYHOLDERS’ REPRESENTATIVE:
By: _/s/ Soheil Shams____________________ Name: Soheil Shams

    (Signature Page to Second Amendment to Agreement and Plan of Merger)